SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                          Date of Report: May 19, 1999



                                 MEDIMMUNE, INC.
             (Exact name of registrant as specified in its charter)



                         Commission File Number: 0-19131




           Delaware                                    52-1555759
        (State of Incorporation)                     (I.R.S. Employer
                               Identification No.)



              35 West Watkins Mill Road, Gaithersburg, MD 20878
              (Address of principal executive office (Zip Code)


      Registrant's telephone number, including area code (301) 417-0770


                No Exhibits are being filed with this report


CytoGam and RespiGam are registered trademarks of the Company and Synagis is a trademark.

MEDIMMUNE, INC.
Current Report on Form 8-K


ITEM 5.  OTHER EVENTS

MedImmune, Inc. reported the information contained in the following press release dated May 7, 1999:


FOR IMMEDIATE RELEASE
Contacts:
Mark E. Kaufmann
Director, Planning and Analysis
MedImmune, Inc.
301-417-0770 x321

William C. Roberts
Investor and Media Relations
MedImmune, Inc.
301-417-0770 x358

http://www.medimmune.com


    MEDIMMUNE ANNOUNCES PRESENTATION OF PHARMACOECONOMIC DATA FOR SYNAGIS - RSV-Related Abstracts and Presentations at Pediatric Academic Societies'
                                    Meeting -

Gaithersburg, MD, May 7, 1999 -- MedImmune, Inc. (Nasdaq:MEDI) today announced the presentation of study results related to respiratory syncytial virus (RSV) this week at the 1999 Pediatric Academic Societies' Annual Meeting in San Francisco. Several noteworthy abstracts relating to RSV disease and its prevention were accepted for publication or presentation at the conference, among which were: 1) an economic study which showed that RSV prophylaxis with Synagis (palivizumab; previously identified as MEDI-493) reduced RSV hospitalization and its related costs, 2) a study showing the increasing costs associated with RSV pneumonia in infants, and 3) a preclinical study which showed that prophylaxis of RSV with Synagis in an animal model reduced RSV-associated lung inflammation, which has been associated in humans with subsequent development of asthma. RSV is the most common cause of pneumonia and bronchiolitis in infants and children. Abstracts may be obtained at www.aps-spr.org/meetings/1999/abstracts.htm.

"The pharmacoeconomic data presented at this year's Pediatric Academic Societies' meeting provides important new information about the potential benefits to the health care system of preventing RSV disease in high-risk patients," commented Franklin H. Top, Jr., M.D., Executive Vice President and Medical Director at MedImmune. "Additionally, we are eager to explore the connection between RSV and asthma. It is encouraging to see that prophylaxis with Synagis in an animal model prevented some of the mechanisms associated with asthma."

In the first study,  "Expected  Economic  Impact of Respiratory  Syncytial Virus
(RSV) Prophylaxis," by Albert Marchetti, M.D., Vice President and Medical Director of Health Economics Research, et al., costs for protection and disease were compared including Synagis-related expenses and costs for in-patient and out-patient resources to treat RSV disease. The study used statistics from various sources including clinical trials conducted by MedImmune and published epidemiological studies to assess the cost-benefit of Synagis. Hospital billing records and public sources were utilized to determine charges related to prophylaxis and medical management of RSV infection. Results showed that the economic impact of widespread use of Synagis ranged from an average incremental charge of $2,880 per patient to average savings per patient of $39,107.

"This is the first broad analysis of the cost-benefit of Synagis which takes into account the full range of available data regarding Synagis-related expenses and RSV infection treatment," commented Dr. Top.

The second study, "The Rising Costs of RSV Pneumonia in the Hospital: US Data from 1993-1994," was a retrospective database analysis to determine the trends of costs, length of stay, and severity associated with RSV pneumonia in infants less than or equal to two years of age. The study was presented by Timothy Howard, President, and Paul Stang, Ph.D., Vice President and Chief Science Officer, of Galt Associates, a company that provides epidemiology and drug safety research and analysis services. Clinical and hospital resource use data was derived from discharge abstracts from 1993-1994 found in the Nationwide Inpatient Sample (NIS) database, a multi-state integrated database coordinated by the Agency for Health Care Policy and Research. The database contains patient information from 6.5 million in-patient stays annually from 900 hospitals in 17 states. RSV pneumonia accounted for 0.35 percent of all discharges in infants less than or equal to two years of age, and both the number of discharges and total charges (in 1997 dollars) for RSV pneumonia rose from 1993 to 1994 (20 percent increase in discharges from 15,826 to 18,965 and 30 percent increase in total charges from $262 million to $341 million). The mean charges of admission for infants with comorbidities and RSV pneumonia, for whom prophylaxis with Synagis is now available, rose from $57,322 to $61,679 from 1993 to 1994.

"This study is the most recent and comprehensive analysis of costs to the healthcare system of RSV pneumonia," added Dr. Top. "Quite frankly, the increase in both discharges and total charges for RSV pneumonia surprised us."

The third presentation, "Humanized Monoclonal Antibody against Respiratory Syncytial Virus (Palivizumab) Prevents RSV-induced Neurogenic Inflammation in Rat Airways," by Giovanni Piedimonte M.D et al., showed that prophylactic administration of Synagis in an animal model prevented RSV-associated neurogenic inflammation of the lower airway, which may be a component of asthma development caused by viral infection in humans. Rats received a single dose of either
Synagis  or  a  placebo.   Prophylaxis  with  Synagis  reduced  neurogenic  lung
inflammation  by 61 percent  compared to the  placebo  control  (p=0.0005).  Dr.
Piedimonte is the Associate Professor of Pediatrics, Medicine and Pharmacology and Director of Pediatric Pulmonary Division at the University of Miami School of Medicine

"While this preliminary study is consistent with current literature suggesting that RSV may be implicated in the development of asthma, this study does not prove this hypothesis or that RSV prophylaxis may prevent asthma," said Dr. Top. "MedImmune intends to further study the potential role of Synagis in preventing asthma in humans and the long-term problems associated with RSV infection."

Other noteworthy studies presented at the conference included 1) "Evaluation of Immunogenicity and Safety in Children Receiving Palivizumab (Synagis) for a
Second RSV Season," by Dr. Donald M. Null, M.D, Director, Division of Neonatology and Professor of Pediatrics at Allegheny General Hospital, et al., where Synagis was found to be safe and well tolerated, and additional doses did not result in anti-Synagis antibodies in this population; 2) "Evaluation of Reconstituted Lyophilized Palivizumab (Synagis) given intravenously at 15 and 30 mg/kg.," by Bernard S. Landry, M.P.H., Assistant Director of Clinical Development at MedImmune, et al., which suggested that intravenous administration of 15 and 30 mg/kg of Synagis using a 0.22 micron filter was generally safe and well-tolerated; and 3) "Healthcare Resource Utilization by Respiratory Syncytial Virus Disease Patients," by Todd L. Wandstrat, Pharm.D., Associate Professor, Department of Clinical Pharmacy and Family Medicine at West Virginia University, et al., which was a 43 patient study concluding that RSV disease causes significant in-patient and out-patient healthcare resource utilization and that prophylaxis with RespiGam (Respiratory Syncytial Virus Immune Globulin Intravenous (Human)) reduced resource utilization.

Synagis is a humanized monoclonal antibody marketed by MedImmune in the United States for the prevention of serious lower respiratory tract disease caused by RSV in pediatric patients at high risk of RSV disease (please see full prescribing information attached and at ww.medimmune.com/products/ synagispi.htm). Synagis is the first monoclonal antibody to be licensed for any infectious disease. Synagis is administered by intramuscular injection once per month during anticipated periods of RSV prevalence in the community. In the Northern Hemisphere, the RSV season typically commences in November and lasts through April but it may begin earlier or persist later in certain communities. RSV is the most common cause of pneumonia and bronchiolitis in infants and children. There are over 300,000 infants at risk of RSV in the United States. In the U.S. alone, over 90,000 children are hospitalized and the mortality rate of hospitalized infants with RSV infection of the lower respiratory tract is about 2 percent. Sales of Synagis through March 31,1999 for the 1998/1999 RSV season totaled $226 million. MedImmune co-promotes Synagis in the United States with the Ross Products division of Abbott Laboratories (NYSE:ABT).

MedImmune, a biotechnology company located in Gaithersburg, Maryland, develops and markets products that address medical needs in areas such as infectious disease, transplantation medicine, autoimmune disorders and cancer. The Company currently markets Synagis (palivizumab), RespiGam (Respiratory Syncytial Virus Immune Globulin Intravenous (Human)), and CytoGam (Cytomegalovirus Immune Globulin Intravenous (Human)) through its hospital-based sales force and has five new product candidates in clinical trials.

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in the Company's filings with the U.S. Securities and Exchange Commission. MedImmune cautions that RSV disease occurs primarily during the winter months; the Company believes its operating results will continue to reflect that seasonality for the foreseeable future.

                                    ####




(REGISTRANT)      MEDIMMUNE, INC.





BY (SIGNATURE)    /s/ David M. Mott
(NAME AND TITLE)  David M. Mott, Vice Chairman and Chief Financial Officer
(DATE)            May 19, 1999